EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Santa Monica Media Corporation
We hereby consent to the use in the Registration Statement on Form S-1 of our report dated April 19, 2006, relating to the financial statements of Santa Monica Media Corporation (a corporation in the development stage) as of March 31, 2006 and December 31, 2005, and the related statements of operations, stockholders’ deficit and cash flows for the three months ended March 31, 2006, the period from June 24, 2005, and the period from June 24, 2005 (inception) to March 31, 2006, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
GUMBINER SAVETT INC.
Santa Monica, California
April 19, 2006